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                                  EXHIBIT 99


DIME. THE DIME SAVINGS BANK OF NEW YORK, FSB

589 FIFTH AVENUE, NEW YORK, N.Y. 10017
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                                                                            NEWS
FOR IMMEDIATE RELEASE

CONTACT: MR. DAVID J. TOTARO
         (212) 326-6965
         MR. MARK M. BODI
         (603) 625-5713


       UNITED STATES ATTORNEY'S INVESTIGATION OF DIME SAVINGS BANK ENDS


NEW YORK, N.Y. -- (MAY 1, 1996) -- The Dime Savings Bank of New York, FSB, a wholly owned subsidiary of Dime Bancorp, Inc. (NYSE:DME), today announced that it had been advised by the U.S. Attorney's office for the District of New Hampshire and the New England Bank Fraud Task Force of the U.S. Department of Justice after an extensive, multi-year investigation, that the Bank is no longer a target of that investigation and that the government will not seek to bring any criminal or civil charges against the Bank relative to the limited documentation loan program offered by The Dime in the 1980s.

The government's decision was communicated by Paul M. Gagnon, United States Attorney for the District of New Hampshire, and Mark D. Seltzer, Director of the New England Bank Fraud Task Force, in a letter to the Bank's legal counsel. In the letter the government stated that, "The United States Attorney for the District of New Hampshire and the New England Bank Fraud Task Force have carefully considered this matter and it is their conclusion that a prosecution of the Bank is not appropriate." (A copy of the government's letter is attached.)

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Dime Savings Bank
May 1, 1996
Page 2.


David J. Totaro, Executive Vice President of Dime Savings Bank, said, "We have stated from the outset that the Bank did not engage in any illegal conduct and that there was no factual or legal basis for an indictment of the Bank. We are grateful that, in the course of its investigation, the government afforded us the opportunity to state our case, and we are pleased that the government has now concluded that prosecution of The Dime is not appropriate."

"We have cooperated fully with the federal authorities throughout their inquiry and, in fact, have been directly responsible for referring a number of alleged frauds to the appropriate federal officials for investigation and prosecution. We will continue this cooperation," he added.


                                     -END-
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[Logo U.S. Department of Justice]

                                        U.S. DEPARTMENT OF JUSTICE

                                        UNITED STATES ATTORNEY
                                        DISTRICT OF NEW HAMPSHIRE

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                                        Federal Building        603/225-1552
                                        55 Pleasant Street, Room 312
                                        Concord, New Hampshire 03301-3904


May 1, 1996


Robert B. Fiske, Jr.
Davis, Polk & Wardwell
450 Lexington Avenue
New York, NY 10017

                    RE: Dime Savings Bank of New York, FSB

Dear Mr. Fiske:

     This is to advise you that the Dime Savings Bank of New York, FSB (the "Bank") is no longer considered to be a target of the ongoing grand jury investigation in the District of New Hampshire of possible violations of the federal criminal laws arising from the operations of the residential mortgage loan programs of the Bank, and that of its wholly-owned subsidiaries, Dime Real Estate Services of New Hampshire, Inc. and Dime Real Estate Services of Massachusetts, Inc. (collectively the "Dime"), during the period from 1987 through 1989. This ongoing grand jury investigation is being conducted by the United States Attorney for the District of New Hampshire and the New England Bank Fraud Task Force of the Fraud Section, Criminal Division, United States Department of Justice (NEBFTF).

     Since the conferral of target status upon the Bank in November 1994 by the United States Attorney for the District of New Hampshire, the grand jury has continued to consider evidence. Counsel for the Bank has made several presentations to the United States Attorney for the District of New Hampshire and the NEBFTF denying liability on behalf of the Bank and suggesting reasons why no indictment should be returned against the Bank. Counsel for the Bank has requested that the United States Attorney for the District of New Hampshire and the NEBFTF consider numerous factors in evaluating whether prosecution of the Bank is warranted, including the following:

     First, the Bank merged with Anchor Savings Bank in January 1995.

     Second, none of the individuals who comprise the current senior management of the Bank was in a senior management position at the Dime from 1987 through 1989, the period of time which is
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applicable to the conduct underlying the ongoing grand jury investigation in the
District of New Hampshire.

     Third, the Bank and its shareholders suffered significant financial losses resulting from defaulted mortgage loans made by the Dime from 1987 through 1989, some of which stemmed from allegedly fraudulent conduct against the Bank committed by numerous individuals including convicted former employees of the Bank's subsidiaries.

     Fourth, the Bank has implemented additional procedures to detect, and to file promptly any appropriate suspicious activity reports regarding fraudulent schemes that involve hidden secondary financing and no down payment mortgage loan frauds.

     Fifth, the Bank has entered into an agreement with the Manchester Neighborhood Housing Services, Inc. ("MNHS"), a private nonprofit corporation dedicated to the revitalization of Manchester's inner city neighborhoods that focuses on the Center City. Pursuant to this agreement with MNHS, the Bank has agreed to make a series of grants totalling $2,000,000 to MNHS. The money will be used by MNHS to assist it and residents of the Center City who wish to purchase or renovate buildings in certain distressed city neighborhoods.

     Sixth, the Bank has entered into an agreement with the Dime Borrowers Associations of New Hampshire and Massachusetts (the "DBAs") pursuant to which the Bank has established the DBA Borrowers Assistance Program II. In summary, the Bank has agreed under this Program to provide eligible borrowers with a number of options and benefits relating to the loans that they had obtained from the Dime in the 1980s. These options and benefits include, depending upon eligibility: restructuring loans; waiving in certain circumstances accrued interest, late charges, and other fees; forgiving deficiency judgments; and providing borrowers with the opportunity for obtaining new loans, regardless of any credit problems that they may have as a result of their prior loans from the Dime.

     Seventh, the Bank has paid the Dime Borrowers Associations $150,000 in order to enable them to cover their operating costs, including the costs of providing counseling and other services, such as tax, accounting and legal advice, and credit rehabilitation counseling.

     Eighth, the Bank has agreed to continue to provide complete and truthful cooperation in connection with the ongoing grand jury investigation in the District of New Hampshire.

     The United States Attorney for the District of New Hampshire and the New England Bank Fraud Task Force have carefully

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considered this matter and it is their conclusion that a prosecution of the Bank is not appropriate.

     Accordingly, the United States Attorney for the District of New Hampshire and the New England Bank Fraud Task Force will not bring any criminal proceedings or prosecutions, civil proceedings, civil money penalties, civil or criminal forfeitures or other proceedings against the Bank for any act, omission or transaction that was allegedly committed at the Dime which was the subject of the ongoing investigation. The scope of the ongoing grand jury investigation in the District of New Hampshire does not extend to the Internal Revenue Laws, Title 26, United States Code. Consequently, this letter does not apply to any proceedings, civil or criminal, pursuant to Title 26, United States Code.

     In no event is this letter intended to, nor is it to be construed to, constitute a release of any potential criminal or civil liability, or in any way create a benefit in favor of any individual, including any former employee, officer, director, or agent of the Dime. The United States Attorney for the District of New Hampshire and the New England Bank Fraud Task Force expressly reserve the right to prosecute any individual, including any former employee, officer, director or agent of the Dime, for any and all federal criminal violations which become known to them in connection with the ongoing grand jury investigation.

     Due to the attendant publicity surrounding the Bank's public disclosure of its target status, the United States Attorney for the District of New Hampshire and the New England Bank Fraud Task Force will jointly release this letter to press and media.

                                              Sincerely


                                              /s/ Paul M. Gagnon
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                                              PAUL M. GAGNON
                                              United States Attorney
                                              District of New Hampshire


                                              /s/ Mark D. Seltzer
                                              -------------------------------
                                              MARK D. SELTZER
                                              Director
                                              New England Bank Fraud Task Force
                                              Criminal Division/Fraud Section
                                              U.S. Department of Justice

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